Exhibit 99.1

Contacts:

Foundry Networks	Foundry Networks	Financial Dynamics
Chief Financial Officer	Treasurer	Investor Relations
Tim Heffner	Michael Iburg	Jason Golz
408.207.1700	408.207.1305	415.439.4532
theffner@foundrynet.com	miburg@foundrynet.com	jason.golz@fd.com
FOUNDRY NETWORKS REPORTS
THIRD QUARTER 2006 REVENUE RESULTS
~ Company Posts Record Quarterly Revenues of $118.8 Million ~
     San Jose, CA — October 24, 2006 — Foundry Networks™, Inc. (Nasdaq: FDRY), today announced revenue results for its third quarter ended September 30, 2006. Because of the previously announced Special Committee’s investigation of the Company’s issuance of stock option grants, today’s announcement of results for the third quarter of 2006 does not include a current income statement or balance sheet or other GAAP financials for the third quarter or prior periods.
     Foundry’s revenue for the third quarter of 2006 was $118.8 million, compared to $108.4 million reported last quarter and $106.6 million in the third quarter of 2005. Revenue for the first nine months of 2006 was $341.2 million, compared to $287.8 million for the first nine months of 2005.
     The Company grew its cash and marketable securities balance by approximately $20 million in the third quarter of 2006. The total value of cash and marketable securities now stands at $840 million.
     Sales to the U.S. Federal Government represented 20% of revenue, up from 13% of revenue in the prior quarter. The Company also experienced strong business trends in Asia; revenue from Japan increased 15% sequentially, while the rest of Asia was also strong in the period.

     “We are delighted to report record quarterly revenues for the third quarter of 2006,” said Bobby Johnson, President and CEO of Foundry Networks. “The business momentum we are now experiencing is the result of our investments in both our research and development and sales organizations.
     “In the enterprise market, our new BigIron RX and FastIron SuperX families continue to gain traction. These two new chassis families grew 17% sequentially and now represent approximately 30% of our total product revenues. Within the service provider market, revenues for the NetIron XMR and MLX MPLS router families grew sequentially as both domestic and international customers began deploying these new platforms. We now have over one hundred customers deploying these platforms. Finally, within the application traffic management market, our chassis-based ServerIron platforms also performed well, gaining traction in both enterprise and service provider customers, with ServerIron chassis revenues growing 50% from the prior quarter,” continued Johnson.
     “We believe our revenue results released today demonstrate the value of our core objectives, which include focus on product leadership, high-touch customer service and intelligent investment specifically designed to create future opportunities,” concluded Johnson.
Conference Call
Foundry Networks will host a conference call today to further discuss these results at 2:00 p.m. Pacific Time. The call can be accessed via a webcast at www.foundrynetworks.com. A Web replay will also be available for approximately 90 days at this same Web address.
About Foundry Networks
Foundry Networks, Inc. (Nasdaq: FDRY) is a leading provider of high-performance enterprise and service provider switching, routing, security and Web traffic management solutions including Layer 2/3 LAN switches, Layer 3 Backbone switches, Layer 4-7 application switches, wireless LAN and access points, access routers and Metro routers. Foundry’s over 10,000 customers include the world’s premier ISPs, Metro service providers, and enterprises including e-commerce sites, universities, entertainment, health and wellness, government, financial, and manufacturing companies. For more information about Foundry and its products, call 1.888.TURBOLAN or visit www.foundrynetworks.com.
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by that section. These forward-looking statements include, without limitation, statements related to Foundry’s special committee investigation, the timing of filing of reports with the SEC and the effects on Foundry’s prior financial results of any additional compensation expense required to be reported. Other forward-looking statements include statements by Mr. Johnson regarding Foundry’s business momentum, investments in research and development and sales force expansion, increased customer traction of Foundry’s products, and opportunities for future revenues. The forward-looking statements in this press release are only predictions and are subject to a number of risks and uncertainties which could cause actual results to differ materially, including, without limitation, the difficulty of predicting quarterly financial results, our dependence on large purchases of products from certain customers/resellers, the staging and amounts of U.S. government contract awards, risks associated with international sales, competition for hiring qualified personnel, the effects of Foundry’s ongoing investigative efforts related to Foundry’s stock option grant practices, the strength of the overall economy and the high-technology market in particular, competition, product development efforts, acceptance of Foundry’s current and future products, and other factors listed in Foundry’s most recent reports on Form 10-K, 10-Q, and 8-K. Actual results could differ materially from those projected in our forward-looking statements. Foundry’s revenue results for the three months ended September 30, 2006 are not necessarily indicative of Foundry’s revenue results for any future periods. Investors should review the risk factors described in more detail in our most recent Annual Report on Form 10-K, 10-Q and other SEC reports available free of charge from Foundry at www.foundrynetworks.com or from the SEC at www.sec.gov. Any projections in this release are based on limited information currently available to Foundry. Foundry assumes no obligation to update the forward-looking statements contained in this press release.